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                                                                    Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-40977 of K & F Industries, Inc. of our report dated March 12, 2004, (which report expresses on unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets in 2002, to conform to Statement of Financial Accounting Standards No. 142) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 13, 2004